Table of Contents
Exhibit 10.4

March 25, 2013

Paul B. Domorski
[ ***]
[ ***]

Dear Paul:

This Letter Agreement, together with the attachment hereto (collectively, the "Agreement"), reflects our mutual understanding with respect to the termination of your employment with PAR Technology Corporation (the "Company", and together with its subsidiaries and their affiliates, "PAR") and sets forth the payments and benefits you will be eligible to receive under this Agreement.  YOU ARE ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

1.	Resignation and Termination. You informed us on March 19, 2013, of your resignation from the Board of Directors of the Company and from your position as Chairman of the Board and Chief Executive Officer of the Company effective as of the close of business on March 19, 2013 (the "Resignation Date"). You have indicated your resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Effective with your resignation, you no longer are a member of any board or internal management committee of the Company and you have no authority to take any action on behalf of or otherwise bind the Company. As soon as practicable, you will receive your final payment of earned salary (accrued through the end of business on March 31, 2013, and net of taxes and customary deductions for benefits), as well as a payment equal to the pro rata after-tax dollar amount of unused vacation time you have earned.

2.	Payment Post-Termination. If you have executed this Agreement and the General Release in the form attached hereto as Attachment A ("General Release") and have not revoked such execution after seven days from the date of this Agreement and the attached General Release, and the Agreement and General Release thereby become effective, the Company, no later than April 2, 2013, will make to you a single cash payment of $750,000.00, less amounts withheld for federal and state income taxes. You acknowledge and agree this payment differs from and is in excess of the total payments and benefits you would otherwise be eligible to receive upon termination, absent this Agreement.

3.	Post-Termination Medical Coverage. Following your execution of this Agreement, you will be eligible for the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA). You agree to pay all costs associated with such extended coverage. Additional information concerning post-termination medical coverage will be provided to you under separate cover.

4.	Forfeiture of Unvested Equity Interests. As of the close of business on March 25, 2013, you will (a) forfeit all unvested options for the purchase of shares of Company common stock, and (b) exchange the unvested shares of restricted stock held by you for an amount equal to the product of the par value of each such share and the number of shares you hold. Consistent with the terms of the Company's stock option plan, you will have 90 days after the Resignation Date to exercise your vested options for the purchase of shares of Company common stock, after which the options will expire without value. Any such exercise and any sale restriction on the shares of Company common stock you purchased will no longer apply following the close of trading on the first full trading day following the public release of the Company's first quarter 2013 financial results.

Paul B. Domorski
March 25, 2013

5.	Pension, 401(k) Plans and Other Plans and Programs.

(a)	Your account balances under the Company's qualified and non-qualified pension plans in which you are a participant are vested and shall remain unaffected by this Agreement. Additional information concerning your pension and 401(k) plan benefits will be provided to you under separate cover.

(b)	Any other amounts or benefits that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of the Company (including expense reimbursements and accrued vacation) shall be payable to you in accordance with such plan, policy, practice or program; provided that in no event shall you be entitled to any severance pay under any such plan, program, practice or policy.

6.	Company Credit Card. You agree to pay any unpaid, outstanding balance due on the credit card issued to you as soon as practicable.

7.	Claims. You represent, as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the accompanying General Release) against the Company or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or the Company's dispute resolution procedure. You agree to waive your right to any monetary or other recovery of any kind, should any administrative agency or third party pursue any claims on your behalf.

8.	Non-Solicitation of Company Employees.

(a)	For a period of two years following the Resignation Date, you will not, without the Company's written consent, directly or indirectly, yourself or on behalf of a third party, take any intentional action to solicit, recruit, hire, employ engage or induce or encourage any individual who was a Company employee as of the Resignation Date to terminate his or her employment with the Company and become employed or engaged as an owner, principal, partner, member, officer, director, consultant, agent or representative elsewhere. However, the foregoing restrictions shall not prohibit any entity with whom you may have an employment, principal or consulting relationship (each an "Employing Entity") from (x) soliciting for employment (i) any persons who respond to a general solicitation or advertisement that is not specifically directed to Company employees or any specific group of Company employees; (ii) any persons who are referred to such Employing Entity by search firms or employment agencies; provided such search firms and employment agencies have not been advised by you, directly or indirectly, to approach such persons; (iii) any persons whose employment has been involuntarily terminated by the Company after the Resignation Date; or (iv) your administrative assistant(s) as of the Resignation Date, or (y) offering employment to any of the foregoing or to any person who pursues such an offer without having been solicited by the Employing Entity or by you.

(b)	You acknowledge and agree that given the role and opportunity you have enjoyed with the Company, the covenants contained in this paragraph 8 are reasonable, constitute an important part of the Company's consideration provided to you under this Agreement, and will not unnecessarily or unreasonably restrict your professional opportunities.

Paul B. Domorski
March 25, 2013

9.	Non-Disparagement.

(a)	You agree not to disparage or denigrate the Company or, subject to subparagraph 9(b) below, its directors or executive officers orally or in writing. The Company agrees not to disparage or denigrate you or your agents, assignees, attorneys, family members, heirs, executors or administrators orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors or administrators.

(b)	Notwithstanding the foregoing provisions of subparagraph 9(a), it shall not be a violation of this paragraph 9: (i) for any person to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential, or (ii) for you to respond to any disparaging or denigrating comment made by any director or executive officer.

10.	Proprietary Information. You agree to return all Company property in your possession, custody or control. You further agree all proprietary or confidential information or trade secrets concerning the Company or its businesses, products, services or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee information ("Proprietary Information") is the exclusive property of the Company. You agree you have an ongoing obligation not to disclose or use, either directly or indirectly, any such Proprietary Information for any reason, unless required by a statute, by a court of law, by any governmental agency or self-regulatory organization having supervisory authority over the Company or its businesses, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. Prior to any disclosure, however, you shall give notice to the Company of any such request or demand for Proprietary Information promptly upon your receipt of same and shall reasonably cooperate with the Company in any application it may make seeking a protective order barring disclosure of such Proprietary Information.

11.	Cooperation.

(a)	You agree to cooperate with the Company and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with the Company, with the understanding any meetings you are requested to attend are scheduled during normal business hours at mutually agreeable times. The Company agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorney's fees) you may incur in connection with such cooperation.

(b)	You shall be indemnified for acts and omissions occurring on or prior to the Resignation Date to the fullest extent permitted under applicable law. The Company agrees, for purposes of this subparagraph 11(b), it shall interpret and/or apply any provision of applicable law and the Company's By-laws (including advancement of expenses and, in this connection, you agree to sign an appropriate undertaking as to the repayment of any such advances) with respect to you in a manner consistent with how such provision is interpreted and applied by the Company to then active executive officers of the Company. You shall be covered under the Company's directors' and officers' liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

Paul B. Domorski
March 25, 2013

12.  Remedies.

(a)	Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company or you as provided herein or otherwise, you and the Company acknowledge and agree a remedy at law for any breach or threatened breach of any covenant contained in paragraph 8 above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining you from committing or continuing to commit such breach.

(b)	It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in paragraph 8 above is an unenforceable restriction against you, then the provisions of paragraph 8 above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in paragraph 8 above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

(c)	Except as provided in subparagraph 12(a), any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between you and the Company, your employment with the Company, or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(d)	In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against your entitlements under this Agreement for any compensation or other amounts that you earn from subsequent employment or engagement of your services nor on account of any claim the Company may have against you.

13.	Partial Invalidity. Except with respect to the attached General Release, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

Paul B. Domorski
March 25, 2013

14.	Voluntary and Authorized Agreement.

(a)	You acknowledge and agree (i) you have read and understand each of the provisions of this Agreement; and (ii) you are hereby advised to consult with an attorney prior to signing this Agreement.

(b)	Once you sign this Agreement, you have seven calendar days to revoke it. You may do so by delivering to the Company written notice of your revocation within the seven-day revocation period. This Agreement will be a valid and binding obligation of you on the eighth day after you sign it, provided you have not revoked it during the seven-day revocation period.

(c)	The Company represents and warrants to you (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved on behalf of the Company by its Board of Directors and all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken; (ii) the director or officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment, decree or other obligation or any agreement, plan or corporate governance document to which the Company is a party or by which it or its directors are bound; and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

15.	Voluntary General Release.

(a)	You acknowledge and agree you are hereby advised to consult with an attorney prior to signing the General Release.

(b)	Once you sign the General Release, you will have seven calendar days to revoke it. You may do so by delivering to the Company's General Counsel written notice of your revocation within the seven-day revocation period. The General Release will become effective on the eighth day after you sign it, provided you have not revoked it during the seven-day revocation period.

Paul B. Domorski
March 25, 2013

16.	Governing Law; Taxes. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance and remedies, except to the extent that such laws are preempted by federal law. You and the Company agree (i) payment provided in paragraph 2 is exempt from the deferred compensation provisions of Internal Revenue Code Section 409A, and (ii) each party's tax filings will be consistent with the application of such exemption.

17.	Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 18).

If to you:	Paul B. Domorski [ ***] [ ***]

If to the Company:	PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413-4991 Attention: General Counsel
Each such notice, request or other communication will be effective only when received by the receiving party.

18.	Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

19.	Counterparts. This Agreement may be executed in counterparts.

Paul B. Domorski
March 25, 2013

20.	Entire Agreement. This Agreement and the accompanying General Release set forth the entire agreement and understanding relating to your employment relationship with and termination from the Company; supersedes all prior discussions, negotiations, and agreements concerning your employment with the Company and separation therefrom; and may not be amended except by mutual written agreement.

PAR Technology Corporation
By:

Date:

I ACKNOWLEDGE I HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS MEANING.

By:

Date:

Paul B. Domorski
March 25, 2013

ATTACHMENT A

GENERAL RELEASE

In exchange for the payments and benefits set forth in the letter agreement between PAR Technology Corporation (the "Company") and me dated March 25, 2013 (the "Agreement"), and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1. (a)	On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release the Company and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures, and all of their respective current and former officers, directors, employees, and agents, in their capacity as Company representatives (individually and collectively, "Releasees") from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, "Claims") that I may have by reason of any matter, cause, act, or omission. This release applies to Claims I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b)	This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Termination Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, and the New York State Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c)	This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys' fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d)	In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

Paul B. Domorski
March 25, 2013

I acknowledge this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of "Claims" will not include) (i) my rights with respect to the enforcement of the Agreement, including the right to receive the payments, benefits and indemnifications specified in the Agreement; (ii) my rights to the vested benefits (including to reimbursement of expenses) I may have, if any, under any Company benefit plans; (iii) any claim arising after the Effective Date of this General Release and (iv) any right to indemnification pursuant to paragraph 11(b) of the  Agreement, or the protections of the Company's directors and officers liability insurance pursuant to paragraph 11(b) of the Agreement, in each case, to the same extent provided to other senior executives of the Company.

2.	I acknowledge (a) I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, (b) I have seven calendar days from the date of execution to deliver written notice of my revocation of the Agreement and this General Release to the Company's General Counsel, (c) I fully understand all of the terms and conditions of this General Release, (d) I understand nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and (e) I am entering into this General Release knowingly, voluntarily, and of my own free will. I further understand my revocation of the Agreement and this General Release will render me ineligible for the payments and benefits described herein and in the Agreement.

3.	I understand, once I sign and return this General Release to the Company, I have seven calendar days to revoke it. I may do so by delivering to the Company written notice of my revocation within the seven-day revocation period (the "Revocation Period"). This General Release will become effective on the eighth day after I sign and return it to the Company ("Effective Date"), provided I have not revoked it during the Revocation Period.

I ACKNOWLEDGE I HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS MEANING.

By:

Date: